Exhibit 4.1.4

AMENDMENT TO DEBENTURES AND WARRANTS, AGREEMENT AND WAIVER

THIS AGREEMENT AND WAIVER (this “Agreement”) is entered into on February 19, 2009, and is effective as of January 27, 2009 (the “Agreement Effective Date”) by and among Cryoport, Inc., a Nevada corporation (the “Company”) and the Company’s subsidiary Cryoport Systems, Inc., a California corporation on the one hand, and Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”, together with EGP, EOP and Pierce, the “Enable Funds”), and BridgePointe Master Fund Ltd. (“BridgePointe,” together with the Enable Funds, each individually referred to as a “Holder” and collectively as the “Holders” or the “Investors”), on the other hand.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in each of the Securities Purchase Agreements (each as defined below) or in each of the Debentures (each as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement dated on or about September 27, 2007 (the “September 2007 Securities Purchase Agreement”) by and among the Company and EGP, EOP, Pierce and BridgePointe (collectively, the “September 2007 Investors”), the Company issued to the September 2007 Investors (a) an aggregate principal amount equal to $4,707,705 of the Company’s Original Issue Discount 8% Senior Secured Convertible Debentures, due February 27, 2010 (the “September 2007 Debentures”), and (b) common stock purchase warrants to purchase an aggregate of 8,406,617 shares of Common Stock, with initial exercise prices of $0.90, $0.92 and $1.60 per share (the “September 2007 Warrants” and together with the September 2007 Debentures, collectively referred to herein as the “September 2007 Securities”);

WHEREAS, pursuant to a Securities Purchase Agreement dated on or about May 30, 2008 (the “May 2008 Securities Purchase Agreement,” together with the September 2007 Securities Purchase Agreement, collectively referred to herein as the “Securities Purchase Agreements”) by and among the Company and BridgePointe (the “May 2008 Investor”), the Company issued to the May 2008 Investor (a) an aggregate principal amount equal to $1,250,000 of the Company’s Original Issue Discount 8% Secured Convertible Debentures, due December 1, 2010 (the “May 2008  Debenture,” and, together with the September 2007 Debentures, collectively referred to herein as the “Debentures”), and (b) common stock purchase warrants to purchase an aggregate of 2,976,190 shares of Common Stock, with initial exercise prices of $0.92 and $1.35 per share (the “May 2008 Warrants,” which together with the September 2007 Warrants, are collectively referred to herein as the “Warrants,” and the May 2008 Warrants together with the May 2008 Debenture, are collectively referred to herein as the “May 2008 Securities, ” and the September 2007 Securities together with the May 2008 Securities are collectively referred to herein as the “Securities”);

WHEREAS, pursuant to Section 6(b) of the September 2007 Debentures, on each Monthly Redemption Date, beginning February 1, 2008, the Company was required to redeem the Monthly Redemption Amount (the “September 2007 Monthly Redemption”);

WHEREAS, pursuant to the Amendment to Debentures, Agreement and Waivers entered into on or about April 30, 2008 (the “April 30, 2008 Waiver”) and the Amendment to Debentures, Agreement and Waivers entered into on or about August 29, 2008 (the “August 29, 2008 Waiver”), the September 2007 Monthly Redemption Amounts originally due on May 1, 2008 through and including December 1, 2008 (the “Deferred September 2007 Monthly Redemption Payments”) were deferred until January 1, 2009;

WHEREAS, pursuant to Section 6(b) of the May 2008 Debentures, on each Monthly Redemption Date, beginning on January 31, 2009, the Company was required to redeem the Monthly Redemption Amount (the “May 2008 Monthly Redemption” and, together with the September 2007 Monthly Redemption, collectively referred to herein as the “Monthly Redemption”);

WHEREAS, pursuant to Section 2 of the September 2007 Debentures, the Company was required to make payments of interest, quarterly on each January 1, April 1, July 1 and October 1, beginning on January 1, 2008;

WHEREAS, pursuant to the August 29, 2008 Waiver, the interest payments due with respect to the September 2007 Debentures on October 1, 2008 and January 1, 2009 were rolled into the balance of the September 2007 Debentures;

WHEREAS, pursuant to Section 2 of the May Debentures, the Company was required to make payments of interest, quarterly on each January 1, April 1, July 1 and October 1, beginning on January 1, 2009;

WHEREAS, it is the intention of the Company and the Investors that the holding periods for the Debentures and the Warrants, in each case, as amended hereby, will tack to, and run from, the Original Issue Dates of the Debentures and the Warrants, respectively; and

WHEREAS, the Company and the Investors now desire that the terms of the Debentures and the Warrants be modified and have entered into this Agreement to document their agreement regarding such modifications.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

Incorporation of Preliminary Statements. The Recitals set forth above by this reference hereto are hereby incorporated into this Agreement.

1. Issuance of Restricted Shares.  In consideration for forbearance of the principal and interest payments of the Debentures described in this Agreement, the Company shall issue 200,000 restricted shares of common stock to BridgePointe and 200,000 restricted shares of common stock, in the aggregate, to the Enable Funds collectively.  The Holders agree that such issuance of restricted common stock for the forbearance of the principal and interest payments shall not cause a further reset in the conversion price of the Debentures or the related warrants and waive the reset provisions for these issuances.

2. Increase in Authorized Shares.  In addition to any existing obligations of the Company under the Transaction Documents (as defined in the Securities Purchase Agreements, respectively), the Company shall hold a shareholders meeting and put before the shareholders a proposal to increase authorized shares from 125,000,000 to 250,000,000, following the requirements set forth in the Company’s by-laws, within 9 months from the date of this agreement. The Company shall use its best efforts to obtain stockholder approval of an increase in such authorized number of shares.  Should the available amount of authorized, unissued and unreserved shares fall below 5,000,000 then the Company shall accelerate these efforts and put the proposal before the shareholders within 90 days from such date of said event.

3. Confirmation of Outstanding Principal Amounts of the Debentures.  The Company and the Holders acknowledge that the outstanding principal amounts of the respective September 2007 Convertible Debentures and May 2008 Convertible Debentures, as of January 1, 2009, are as set forth in Schedule “A” hereto.

4. Adjustment to Conversion Price of the Debentures.  The definition of “Conversion Price” in Section 4(b) of each of the Debentures is hereby deleted and replaced in its entirety with the following:

“Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $0.51, subject to adjustment herein (the “Conversion Price”).”

5. Definition of Monthly Interest Payment Date.  The definition of “Monthly Interest Payment Date” shall be added, in alphabetical order, to Section 1 of each of the Debentures, and have the following meaning:

“Monthly Interest Payment Date shall have the meaning set forth in Section 2 (f).”

6. Deferral of Interest Payments; Payment of Interest in Common Shares.

Section 2 “Interest” of the Debentures shall be amended by adding the following language as a new paragraph to the end of subsection (a) of such Section 2 as follows:

Payment of Interest Due January 1, 2009 through July 1, 2009.  For purposes hereof, “Monthly Interest Payment Date” shall mean the first trading day of each calendar month, beginning on March 1, 2009.  Notwithstanding the above, no interest payment shall be due on January 1, 2009.  Commencing on March 1, 2009, through and including July 1, 2009 (the “Monthly Interest Payment Period”), the Company shall pay all accrued and unpaid interest to the Holder on each Monthly Interest Payment Date.  Each payment of interest during the Monthly Interest Payment Period shall be made in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, which shall not contain any restrictive legends, at the conversion rate of rate of $0.40 per share (the dollar amount to be paid in shares, also referred to as the “Interest Share Amount); provided, however, that payment of interest in shares of Common Stock during the Monthly Interest Payment Period may occur only if (i) the average daily trading volume for the twenty (20) trading days immediately preceding the applicable Monthly Interest Payment Date exceeds $15,000 (ii) the average of the VWAPs for the 10 consecutive trading days immediately preceding the applicable Monthly Interest Payment Date, equals or exceeds $0.40 and (iii) the Interest Payment Shares are freely tradeable without volume limitations under Rule 144(d)(i)(1).  If any one or more of the above conditions are not satisfied, then the interest amounts otherwise due on such Monthly Interest Payment Date shall be added to the principal balances of the Debentures.  If the conditions are met for payment of the interest in shares during the Monthly Interest Payment Period, the appropriate number of shares are to be issued by the Company and delivered to the Holder’s account with The Depository Trust Company on the applicable Monthly Interest Payment Date.   The Holders agree that such issuances of stock for the payment of interest shall not cause a further reset in the conversion price of the Debentures or the related warrants and waive the reset provisions for these issuances.

If the company does not meet the conditions to pay interest in stock, and interest amounts otherwise due are added to the principal amount of the Debenture, the Company shall, within one (1) business day of the interest payment date either (i) deliver a new Debenture reflecting the increased principal amount or (ii) deliver an officer’s certificate, signed by an authorized officer of the Company, to each Holder confirming the new principal amount of the Holder’s Debenture (and the Debenture Holders’ records shall be controlling with respect to the determination of the principal amount of the Debenture, absent manifest error).

Commencing on August 1, 2009 and thereafter, the Company shall once again pay interest quarterly on each January 1, April 1, July 1 and October 1 in accordance with the first paragraph of Section 2(a) above.

The parties to this Agreement agree and acknowledge that the amount of accrued and unpaid interest for each of the Debentures as of March 1, 2009 (the “March 1 2009 Interest Amount”), will be the amount set forth in the Schedule “A” attached hereto, and that such amount will be paid by the Company, in accordance with the terms hereof, on the March 1, 2009.

7.  Amendment to Monthly Redemption Date of the Debentures. The definition of “Monthly Redemption Date” in Section 1 of each Debenture and in the Amendment to Original Issue Discount 8% Senior Secured Convertible Debentures, dated the 19th of February 2008, is hereby deleted and replaced in its entirety with the following:

“Monthly Redemption Date” means the 1st of each month, commencing immediately upon August 1, 2009, and terminating upon the full redemption of this Debenture.

8.  Amendment to Monthly Redemption Amount of the Debentures. The definition of “Monthly Redemption Amount” in Section 1 of each Debenture and in the Amendment to Original Issue Discount 8% Senior Secured Convertible Debentures, dated the 19th of February 2008, is hereby deleted and replaced in its entirety with the following:

“Monthly Redemption Amount” means an amount equal to the outstanding amount of such Holder’s Debenture as of August 1, 2009, divided by 12.”

9.         Amendment to Maturity Date of Debentures.  The “Maturity Date,” as defined in the second paragraph of each of the Debentures, is hereby amended to mean July 1, 2010.

10. Equity Dilution Adjustment to Number of Warrants.  In consideration of the terms hereof, so long as any of the Debentures remain outstanding, anytime that the Company issues equity securities or securities that are convertible or exchangeable into equity securities (as applicable, a “Triggering Issuance”), and immediately following such offering, the sum of all of the Holders’ Deemed Holder Fully Diluted Amounts (as defined below) is less than 31.5% of Company Fully Diluted Amount (as defined below), the Company shall issue to each Holder a number of warrants (the “Makeup Warrants”) equal to (a) the Holder’s Pro Rata Share (as defined below) of the Minimum Fully Diluted Amount, where the “Minimum Fully Diluted Amount” shall mean 31.5% of the Company Fully Diluted Amount (as defined below)  immediately following the Triggering Issuance, less (b) the Holder’s Deemed Fully Diluted Amount immediately prior to the Triggering Issuance.

For purposes hereof,

 “Company Fully Diluted Amount” shall mean the fully diluted number of shares of common stock of the Company at the time in question.

“Deemed Holder Fully Diluted Amount,” for each Holder as of a given date, shall mean the sum of (i) the Holder’s Initial Fully Diluted Amount (as defined below), plus (ii) the increased number of Warrants, if any, that have been added to any of Holder’s Warrants since March 1, 2009 by virtue of the antidilution provisions of the Warrants, plus (iii) the number of Makeup Warrants, if any, previously issued to the Holder hereunder.

“Holder’s Initial Fully Diluted Amount” shall mean the number of shares of common stock that would be issuable upon the full conversion of Holder’s Debentures (including principal amounts and accrued and unpaid interest) and upon the full exercise of Holder’s Warrants as of March 1, 2009, including the issuance of restricted shares set forth in Section 1 above, in each case without regard to any contractual limitations on the amount that can be converted or exercised.

“Pro Rata Share” shall mean the principal amount of Debentures held by Holder as of the date hereof, divided by the aggregate principal amount of Debentures held by all Holders as of the date hereof.

Each Holder’s Pro Rata Share and Initial Fully Diluted Amount shall be as follows (the amounts set forth in the following table shall govern absent manifest error):

Orig Date	Holder	Pro Rata Share	Holder’s Initial Fully Diluted Amount
May 2008	BridgePointe Master Fund Ltd.	22.6%	8,363,635
Sep 2007	BridgePointe Master Fund Ltd.	25.6%	9,317,768
Sep 2007	Enable Growth Partners LP	43.1%	15,660,510
Sep 2007	Enable Opportunity Partners LP	7.6%	2,767,756
Sep 2007	Pierce Diversified Strategy Master Fund LLC, Ena	1.1%	383,523

It is further understood that any issuance of shares of common stock, warrants, securities convertible or exchangeable into common stock or options to employees, officers, directors or consultants of the Company shall be subject to the 31.5% Agreement calculation above and not considered an Exempt Issuance (as further defined in the Securities Purchase Agreement dated September 27, 2007) for the purpose of this section and calculating the 31.5% only.  It is also understood that the rights afforded to the Company under the definition of Exempt Issuance in each of the Securities Purchase Agreements remain, provided that no right is granted hereby to issue any securities which the Transaction Documents otherwise prohibit.

It is expressly understood that this section does not modify the full ratchet anti-dilution rights (including but not limited to Section 5 of the Debenture and Section 3 of the Warrants) currently afforded to the Holders of the existing Debentures and Warrants (as defined herein).   The exempt issuances under Section 5 (b) of the Debentures are not exempt for the purposes of the 31.5% calculation above.

The Makeup Warrants shall be in the same form as the original Warrants issued, except that the Exercise Price of the Makeup Warrants shall equal the issuance price per share of the equity securities that triggered the issuance of the Makeup Warrants (the “Triggering Issuance”) and the “Termination Date” of each Makeup Warrant shall be five (5) years from its date of issuance.   Each of the Transaction Documents is hereby amended such that any reference to “Warrants” therein shall include the Makeup Warrants and any reference to “Warrant Shares” shall include the shares issuable upon exercise of the Makeup Warrants.

11.       Renumbering of Miscellaneous Section. “Section 9 – Miscellaneous” of the Debentures shall be retitled as “Section 10 Miscellaneous.

12. Additional Covenants to the Debenture.  A new section entitled “Section 9 Additional Covenants” shall be added to each of the Debentures in the correct numerical order as follows:

“Section 9 Additional Covenants. The Company agrees to abide by the following covenants.  Such covenants which will remain effective until June 30, 2009 except for covenants b, d, e and f which will remain effective until the earlier of (x) June 30, 2009 or (y) the date that Company successfully completes an otherwise allowable additional funding, after February 10, 2009,  in an amount of at least $2.5 million dollars, provided that such funding is not otherwise prohibited by the terms of this Debenture or by the terms of any of the Transaction Documents:

a. The Company shall maintain a total cash balance of no less than $85,000 at all times from the date hereof through June 30, 2009.

b. The Company shall have an average monthly operating cash burn of no more than $185,000 for the three month periods ended March 31, 2009 and June 30, 2009.  Operating cash burn is defined by taking net income (or loss) and adding back all non-cash items, and excludes changes in assets, liabilities and financing activities (i.e. the top section of the Consolidated Statement of Cash Flows as publicly reported in the Company’s Consolidated Financial Statements).

c. The Company shall have a minimum current ratio of 1 to 1 at all times from the date hereof through March 31, 2009 and .8 to 1 for the period from April 1, 2009 through June 30, 2009. This calculation is to be made by excluding the current interest and current portions of notes payable from current liabilities for the current ratio for the reporting periods ending March 31, 2009 and June 30, 2009.

d. Accounts Payable shall not exceed $310,000 at any time during the period from the date hereof through March 31, 2009 and shall not exceed $340,000 at any time during the period from April 1, 2009 through June 30, 2009. Accrued Salaries shall not exceed $306,000 at any time during the period from the date hereof through March 31, 2009 and shall not exceed $360,000 at any time during the period from April 1, 2009 through June 30, 2009.

e. The Company shall suspend all note payments due for January 2009 through June 2009 under the Note Payable to Officer (as defined in the Company’s Form 10-Q for the period ended September 30, 2008) and shall use its best efforts to immediately secure a signed waiver from the note holder.

f. The Company shall not make any revisions to the terms of the existing contractual agreements for the Notes Payable to Officer (other than required in 9e above), Related Party Notes Payable (as defined in the Company’s Form 10-Q for the period ended September 30, 2008) and the Line of Credit (as defined in the Company’s Form 10-Q for the period ended September 30, 2008).

In the event that the Company fails to comply with any of the covenants set forth in Section 9 above (a “Covenant Failure”), such failure shall constitute an Event of Default under the September 2007 Debenture and the May 2008 Debenture.  The Company shall notify the debt holders within five (5) business days of the Company’s knowledge of any Covenant Failure, provided that, the Company shall not provide the debt holders with notification of any Covenant Failure if any debt holder has requested not to be provided with such information for a specified period of time.  In the event that the Company notifies the debt holders of Covenant Failure, then, the Company shall publicly disclose such Covenant Failure on a Form 8-K within five (5) business days of such disclosure to debt holders, or as otherwise required by the rules of the Securities Exchange Commission.”

13. Amendment to Securities Purchase Agreement to Add Right to Appoint a Board Member.  A new “Section 4.19 Right to Appoint of Board Member” shall be added to the  May 2008 Securities Purchase Agreement, immediately following Section 4.18 thereof, as follows:

“Section 4.19 Right to Appoint Board Member.  At any time after the date hereof that there is not a nominee of BridgePointe Master Fund Ltd. (“BridgePointe”) serving on the Company’s Board of Directors, until such time as the Company has paid six (6) consecutive monthly principal and interest payments in full and on time,  BridgePointe (either itself or through its investment manager, Roswell Capital Partners, LLC (“RCP”)), at its option, may recommend a nominee, chosen at BridgePointe’s own discretion (the “BridgePointe Nominee”) to the Company’s Board of Directors.  The Company agrees that its Board of Directors, or the Nominating Committee of the Board, as applicable, shall appoint the BridgePointe Nominee as a member of the Company’s Board of Directors, provided that the BridgePointe Nominee meets the minimum qualifications for the position set forth in the Company’s Articles of Incorporation, By-Laws, Nominating Committee Charter, or any other document setting forth the requirements for qualification and appointment of such Nominee.  After such appointment, the Company and its Board of Directors shall cause the Committee responsible for electing the slate of directors to be presented to the shareholders for approval at the next annual shareholders meeting to include the BridgePointe Nominee, and shall use their best efforts to obtain shareholder ratification of the appointment of the Buyer’s Nominee at the next shareholder meeting.

The BridgePointe Nominee may resign from the Company’s Board of Directors at any time.  The Company understands that BridgePointe’s nominee to the Company’s Board of Directors is an employee of RCP, which is the Investment Manager for BridgePointe.  BridgePointe agrees to have the BridgePointe Nominee execute an agreement whereby the BridgePointe Nominee acknowledges and agrees that all material non-public information regarding the Company which is revealed to the BridgePointe Nominee in his role as a board member, will be kept confidential and further that a “Chinese Wall” exists in the office of BridgePointe and its related company RCP (a “Chinese Wall Acknowledgment”). The Company agrees that subject to receipt a Chinese Wall Acknowledgment, inside, confidential or non-public information disclosed to the BridgePointe Nominee shall not be imputed to BridgePointe or RCP, or either or their  employees or any of their affiliates, and the Company agrees not to restrict any of the following based upon the disclosure of material non-public information to the BridgePointe Nominee: (i) the issuance of common stock to BridgePointe upon conversion of its Debentures or exercise of its Warrants, or (ii) the issuance to BridgePointe of shares of freely trading, unlegened shares of common stock and the removal of restrictive legends from shares of common stock, in each case where otherwise allowed  under the transaction documents.”

14. Adjustment to Warrant Exercise Price, Antidilution Adjustment to Number of Warrants and Extension of Term of Warrants:

(a) In consideration for the terms hereof, the Exercise Price (as defined in each of the Warrants) of each of the Warrants (as “Warrants” is defined in the 2007 Securities Purchase Agreement and the May 2008 Securities Purchase Agreement, respectively) is hereby decreased to $0.60 (to the extent that such exercise price was previously above $0.60), subject to further adjustment therein.

(b) Related to the decrease of the Exercise Price of the Warrants to $0.60, the number of shares of the Warrants underlying the May 2008 Convertible Debenture Holders, respectively, are hereby proportionally increased as shown in the table attached as Schedule “B” hereto, and the number of Warrants underlying the September 2007 Debentures of the Enable Funds, respectively, are hereby proportionally increased by mutual agreement as shown in the table attached as Schedule “B” hereto.

(c) The terms of each of the existing Warrants are hereby amended such that on the “Termination Date” (as defined in each Warrant, respectively) shall mean January 1, 2014.

15. Additional Covenants to the Security Agreement.  For purposes hereof, “Security Agreement” shall mean the Security Agreement by and between the parties dated on or about September 27, 2007.  A new subsection “(qq)” shall be added to the Security Agreement (as defined below) immediately following subsection (pp) of Section 4 thereof, as follows:

“(qq)  The Debtors agree to abide by the following covenants.   Such covenants will remain effective so long as any Obligations (as defined herein) remain outstanding:

The Debtors each agree, as soon as possible but in any event by not later than March 6, 2009, and failure to do so will constitute a default of this Security Agreement and a default and acceleration of the Debentures:

(i) to cause the security interests contemplated by this Security Agreement with respect to all Intellectual Property registered at the United States Copyright Office or United States Patent and Trademark Office or any foreign patent or trademark office to be duly recorded at the applicable office,

(ii) to prepare and record an appropriate Assignment for Security in the United States Patent and Trademark Office and the United States Copyright Office and any applicable foreign patent or trademark office, with respect to any Intellectual Property of the Company currently existing and not covered by an appropriate Assignment for Security,

(iii) to give the Secured Parties notice whenever it acquires (whether absolutely or by license) or creates any additional material Intellectual Property, and

(iv) after acquiring any additional material Intellectual Property, to make any and all of the applicable filings and assignments required in subsections (i) or (ii) above within fifteen (15) days of such acquisition.

The term “Intellectual Property” shall expressly include, but is not limited to, the following patents and trademarks registered with the United States Patent and Trademark Office in the name of Cryoport Systems, Inc.:

Type:	No.	Issued	Expiration
Patent	6,467,642	Oct. 22, 2002	Oct. 21, 2022
Patent	6,119,465	Sep. 19, 2000	Sep. 18, 2020
Patent	6,539,726	Apr. 1, 2003	Mar 31, 2023
Trademark	7,583,478,7	Oct. 9, 2002	Oct. 8, 2012
Trademark	7,586,797,8	Apr. 16, 2002	Apr. 16, 2012
Trademark	7,748,667,3	Feb. 3, 2009	Feb. 3, 2019

In the event that any of the Debtors fail to comply with any of the covenants set forth in this subsection 4(qq) above (a “Covenant Failure”), such failure shall constitute an Event of Default under the September 2007 Debenture and the May 2008 Debenture (as each such term is defined in the Amendment to Debentures and Warrants, Agreement and Waiver by and between the Company, the Debtors and the Secured Parties, dated on or about February 19, 2009).  The Company shall notify the Secured Parties within five (5) business days of the Company’s knowledge of any Covenant Failure, provided that, the Company shall not provide the Secured Parties with notification of any Covenant Failure if any Secured Parties has requested not to be provided with such information for a specified period of time.  In the event that the Company notifies the Secured Parties of Covenant Failure, then, the Company shall publicly disclose such Covenant Failure on a Form 8-K within five (5) business days of such disclosure to debt holders, or as otherwise required by the rules of the Securities Exchange Commission.”

16.  Breach of Covenants as an Event of Default.   In consideration of the terms hereof, the Company and the Holders agree that it shall constitute an “Event of Default” pursuant to each of the Debentures if the Company shall fail to observe any covenant or other agreement set forth in this Agreement which is not cured within five (5) Trading Days of such failure.

17. Effect on Transaction Documents. Subject to the waivers and amendments provided herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any other obligations the Company may have to the Investors under the Transaction Documents provided however that references to Securities, Debentures, Warrants and Underlying Shares in the Transaction Documents shall include such securities, as amended hereby, and the shares underlying such Securities, respectively.  Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Investors, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  The Investors reserve all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise.  This Agreement shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith, including, without limitation, the Security Agreement.

18. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Transaction Document.

19. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Investors. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of the Investors.  The Investors may assign their respective rights hereunder in the manner and to the Persons as permitted under the applicable Transaction Document.

20. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Transaction Documents.

22. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

23. Headings. The headings in this Agreement are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

24.       Effectiveness. The effectiveness of this Agreement shall be expressly conditioned upon the Investors’ receipt, on or before the date hereof, of (i) a certificate, dated as of the date hereof, executed by the Chief Executive Officer of the Company certifying that, to the best knowledge of the Chief Executive Officer after reasonable investigation, no Event of Default, except as expressly waived in this Agreement, and no event which, with the giving of notice or passage of time (or both), would constitute an Event of Default under the Debentures has occurred or is continuing, , and (ii) all documents required to be delivered by the Company hereunder shall have been executed and delivered to the Investors.  In the event the foregoing items are not delivered to the Investors, all of the consents, amendments and waivers of the Investors contained herein shall be null and void.  The effectiveness of this Agreement shall also be expressly conditioned upon the accuracy of all of the representations and warranties of the Company and the performance by the Company (and all of its subsidiaries) of their obligations under this Agreement.

25. Representations and Warranties; Corporate Authority.  The Company hereby makes the representations and warranties set forth below to the Holders that as of the date of its execution of this Agreement:

(a) The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c) No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(d) All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  [The  Company expressly reaffirms that each of the representations and warranties set forth in the Securities Purchase Agreement, continues to be true, accurate and complete, and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.]

26. Amendments and Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holders or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

27. Joint Preparation.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

28. Amendments Not Effective Until All Parties Agree.  The amendments herein shall not be effective unless and until the Company, its undersigned subsidiaries and all of the Holders of the Debentures shall have agreed to the terms and conditions hereunder.

29. Disclosure and Filing of 8-K.  Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information. On or before the second (2nd) Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to each Investor disclosing the material terms of the transaction contemplated hereby, which shall include this Agreement as an attachment hereto.

30. INDEPENDENT NATURE OF INVESTORS’ OBLIGATIONS AND RIGHTS.  THE COMPANY HAS ELECTED TO PROVIDE ALL INVESTORS WITH THE SAME TERMS AND FORM OF THIS AGREEMENT FOR THE CONVENIENCE OF THE COMPANY AND NOT BECAUSE IT WAS REQUIRED OR REQUESTED TO DO SO BY THE INVESTORS.  THE OBLIGATIONS OF EACH INVESTOR UNDER THIS AGREEMENT, AND ANY TRANSACTION DOCUMENT ARE SEVERAL AND NOT JOINT WITH THE OBLIGATIONS OF ANY OTHER INVESTOR, AND NO INVESTOR SHALL BE RESPONSIBLE IN ANY WAY FOR THE PERFORMANCE OR NON-PERFORMANCE OF THE OBLIGATIONS OF ANY OTHER INVESTOR UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT. NOTHING CONTAINED HEREIN OR IN ANY TRANSACTION DOCUMENT, AND NO ACTION TAKEN BY ANY INVESTOR PURSUANT THERETO, SHALL BE DEEMED TO CONSTITUTE THE INVESTORS AS A PARTNERSHIP, AN ASSOCIATION, A JOINT VENTURE OR ANY OTHER KIND OF ENTITY, OR CREATE A PRESUMPTION THAT THE INVESTORS ARE IN ANY WAY ACTING IN CONCERT OR AS A GROUP WITH RESPECT TO SUCH OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.  EACH INVESTOR SHALL BE ENTITLED TO INDEPENDENTLY PROTECT AND ENFORCE ITS RIGHTS, INCLUDING WITHOUT LIMITATION, THE RIGHTS ARISING OUT OF THIS AGREEMENT OR OUT OF THE OTHER TRANSACTION DOCUMENTS, AND IT SHALL NOT BE NECESSARY FOR ANY OTHER INVESTOR TO BE JOINED AS AN ADDITIONAL PARTY IN ANY PROCEEDING FOR SUCH PURPOSE. EACH INVESTOR HAS BEEN REPRESENTED BY ITS OWN SEPARATE LEGAL COUNSEL IN THEIR REVIEW AND NEGOTIATION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to Debentures and Warrants, Agreement and Waiver as of the date first written above.

CRYOPORT, INC.

By:  /s/ Peter Berry
Name: Peter Berry
Title: Chief Executive Officer

CRYOPORT SYSTEMS, INC.

By: /s/ Peter Berry
Name: Peter Berry
Title: Chief Executive Officer

[signature page Holders/Investors follows]

Convertible Debenture Holders’ Signature Page

BRIDGEPOINTE MASTER FUND LTD.

 By:  /s/ Eric S. Swartz

Name: Eric S. Swartz

Title: Director

ENABLE GROWTH PARTNERS LP

By:  /s/ Adam Epstein

Name: Adam Epstein

Title: Principal

ENABLE OPPORTUNITY PARTNERS LP

By:  /s/ Adam Epstein

Name: Adam Epstein

Title: Principal

PIERCE DIVERSIFIED STRATEGY MASTER FUND LLC, ENA

By: /s/ Adam Epstein

Name: Adam Epstein

Title: Principal

SCHEDULE “A”

Orig Date	Convertible Debenture Holder	Conv. Debt Principal Balances	Accrued and Unpaid Interest as of March 1, 2009
May 2008	BridgePointe Master Fund Ltd.	$1,250,000.00	$75,555.56
Sep 2007	BridgePointe Master Fund Ltd.	$1,906,563.93	$25,420.85
Sep 2007	Enable Growth Partners LP	$2,812,992.00	$37,506.56
Sep 2007	Enable Opportunity Partners LP	$497,153.28	$6,628.71
Sep 2007	Pierce Diversified Strategy Master Fund LLC, Ena	$68,889.60	$918.53

SCHEDULE “B”

Origination Dates	Warrant Holder	No. of Warrants at Current Exercise Prices	Proportional Increase	No. of Warrants at $0.60 Exercise Prices
May 2008	BridgePointe Master Fund, Ltd	2,976,190	2,653,770	5,629,960
Sept 2007	BridgePointe Master Fund, Ltd	5,409,661	-	5,409,661
Sept 2007	Enable Growth Partners LP	7,510,419	2,374,157	9,884,576
Sept 2007	Enable Opportunity Partners LP	1,327,352	419,596	1,746,948
Sept 2007	Pierce Diversified Strategy Master Fund LLC, Ena	183,929	58,143	242,072